Exhibit 99.1

            Esterline Reports 2Q Results from Continuing Operations;
       Income $14.7 Million, or $.58 Per Share, on $211.6 Million Sales;
             Bookings, Revenues and Profits Continue to Strengthen;
                              Order Intake Up 30%

     BELLEVUE, Wash.--(BUSINESS WIRE)--May 26, 2005--Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2005 second quarter (ended April 29) income from continuing operations of $14.7 million, or $.58 per diluted share, on $211.6 million sales. Year-ago income from continuing operations was $9.0 million, or $.42 per diluted share, on sales of $146.5 million.
     Robert W. Cremin, Esterline CEO said, "...the second quarter was strong across the board, and continued the trend from Q1. Our bookings, revenues, and profits continue to strengthen." Cremin said that order intake, for example, is ahead of last quarter by nearly 30%, and year-to-date organic sales growth is nearly 17%. "With all things considered," he said, "we're raising the company's full-year earnings guidance range for continuing operations to $1.90 - $2.05 per share from the previous range of $1.70 - $1.80 per share."
     He said that the company's acquisition efforts are bearing fruit. "Leach International, which was acquired nine months ago, is now a solid contributor," Cremin said. "They were selected to supply the primary power distribution system on the Airbus A400M, a major step forward for this operation." Similarly, he said the company's new embedded software operation has grown more than 50% in the last year. Other wins underscoring the success of past acquisition efforts include a contract to provide the majority of U.S. Air Force countermeasure flares, and the Tier I win for the entire sensor suite on the Rolls Royce-led TP400 turboprop engine that will power Europe's new military transport aircraft.
     In addition to Esterline's expanding defense work, conditions continue to improve in its commercial aerospace business. Strong aftermarket spare parts growth is being driven by gains in worldwide air traffic and increases in OEM build rates.
     Cremin reiterated that Esterline's success at winning Tier I contracts will lead to increased research, development and engineering costs in the short term, but noted that as a percent of total sales "...the increase will be modest and the long-term potential return is high." R&D spending in the quarter rose to $9.9 million, or 4.7% of sales, compared with $6.0 million, or 4.1% of sales, for the second quarter of fiscal 2004. "And, as we reported last quarter," Cremin added, "we continue to see the potential for some slowing in the growth of our medical business; but the long-term strategy to expand our technologies into medical markets continues to be a sound one."
     Year-to-date income from continuing operations was $24.3 million, or $.97 per diluted share, on sales of $401.4 million. For the first six months of fiscal 2004, comparable earnings were $10.7 million, or $.50 per diluted share, on sales of $275.8 million.
     Including discontinued operations, net earnings in the second quarter of fiscal 2005 of $14.1 million, or $.55 per diluted share, compared with $9.9 million, or $.46 per diluted share, in the prior-year period. Year-to-date net earnings were $31.3 million, or $1.25 per diluted share, compared with $11.8 million, or $.55 per diluted share a year ago. Fiscal year 2005 income from discontinued operations principally reflect the sale of the company's Fluid Regulators subsidiary. That sale resulted in a gain of approximately $7.0 million, net of tax of $2.4 million, or $.28 per diluted share, in the first quarter of 2005. Fiscal 2004 income from discontinued operations principally reflect the earnings of Fluid Regulators and Esterline's discontinued Automation segment.
     Backlog at the end of the second quarter was up more than 50% to $489.6 million compared with $323.7 million at the end of the prior-year period, and $423.8 million at the end of fiscal 2004.

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline's public filings with the Securities and Exchange Commission.


ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Statement of Operations
------------------------------------
In thousands, except per share amounts

                           Three months ended     Six months ended
                         April 29,   April 30,   April 29,  April 30,
                           2005        2004        2005       2004
                          ------      ------      ------     ------
Segment Sales
  Avionics & Controls  $    64,990  $   52,292  $ 125,845  $   98,608
  Sensors & Systems         84,541      39,772    158,915      74,424
  Advanced Materials        62,061      54,410    116,624     102,808
                        ----------   ---------   --------   ---------
Net Sales                  211,592     146,474    401,384     275,840

Cost of Sales              143,054      97,890    274,746     188,664
                        ----------   ---------   --------   ---------
                            68,538      48,584    126,638      87,176
Expenses
  Selling, general and
   administrative           34,455      26,027     65,765      55,887
  Research,
   development and
     engineering             9,866       6,015     19,113      11,438
                        ----------   ---------   --------   ---------
  Total Expenses            44,321      32,042     84,878      67,325
                        ----------   ---------   --------   ---------
Operating Earnings
 from Continuing
  Operations                24,217      16,542     41,760      19,851

  Other income                  28         (19)        66        (575)
  Interest income           (1,025)       (284)    (1,560)       (597)
  Interest expense           4,097       4,163      8,779       8,455
                        ----------   ---------   --------   ---------
Other Expense, Net           3,100       3,860      7,285       7,283
                        ----------   ---------   --------   ---------
Income from Continuing
 Operations
  Before Income Taxes       21,117      12,682     34,475      12,568
Income Tax Expense           6,415       3,730     10,119       1,912
                        ----------   ---------   --------   ---------
Income from Continuing
 Operations Before
    Minority Interest       14,702       8,952     24,356      10,656
Minority Interest              (35)         --        (48)         --
                        ----------   ---------   --------   ---------
Income from Continuing
 Operations                 14,667       8,952     24,308      10,656

Income (Loss) from
 Discontinued
 Operations,
  Net of Tax                  (562)        960      6,965       1,134
                        ----------   ---------   --------   ---------

Net Earnings           $    14,105  $    9,912  $  31,273    $ 11,790
                        ==========   =========   ========   =========
Earnings (Loss) Per
 Share -- Basic:
  Continuing
   operations          $       .58  $      .42  $     .99    $    .50
  Discontinued
   operations                 (.02)        .05        .28         .06
                        ----------   ---------   --------   ---------

Earnings Per Share --
 Basic                 $       .56  $      .47  $    1.27    $    .56
                        ==========   =========   ========   =========
Earnings (Loss) Per
 Share -- Diluted:
  Continuing
   operations          $       .58  $      .42  $     .97    $    .50
  Discontinued
   operations                 (.03)        .04        .28         .05
                        ----------   ---------   --------   ---------

Earnings Per Share --
 Diluted               $       .55  $      .46  $    1.25    $    .55
                        ==========   =========   ========   =========
Weighted Average
 Number of Shares
 Outstanding -- Basic       25,120      21,167     24,577      21,133

Weighted Average
 Number of Shares
 Outstanding --
 Diluted                    25,484      21,495     24,953      21,466




Consolidated Balance Sheet
--------------------------
In thousands                                      April 29,  April 30,
                                                    2005       2004
                                                   ------     ------
Assets
Current Assets
  Cash and cash equivalents                      $  137,704  $111,435
  Cash in escrow                                      7,537     1,007
  Short-term investments                             45,486    19,035
  Accounts receivable, net                          128,212    86,884
  Inventories                                       132,097    83,598
  Income tax refundable                                  --     4,079
  Deferred income tax benefits                       22,324    15,258
  Prepaid expenses                                    8,733     9,117
  Other current assets                                  288        --
                                                 ----------  --------
      Total Current Assets                          482,381   330,413

Property, Plant and Equipment, Net                  137,349   119,544

Other Non-Current Assets
  Goodwill                                          246,032   190,784
  Intangibles, net                                  166,593   114,973
  Debt issuance costs, net                            5,481     6,139
  Deferred income tax benefits                        9,986        --
  Other assets                                       28,266    22,279
                                                 ----------  --------
                                                 $1,076,088  $784,132
                                                 ==========  ========

Liabilities and Shareholders' Equity
Current Liabilities
  Accounts payable                               $   42,387  $ 22,251
  Accrued liabilities                                95,388    72,316
  Credit facilities                                   2,567     2,952
  Current maturities of long-term debt               30,901       451
  Federal and foreign income taxes                    7,213       506
                                                 ----------  --------
      Total Current Liabilities                     178,456    98,476

Long-Term Liabilities
  Long-term debt, net of current maturities         217,722   245,631
  Deferred income taxes                              45,280    25,178
  Other liabilities                                  26,185        --

Minority Interest                                     2,427        --

Net Liabilities of Discontinued Operations               --     2,868

Shareholders' Equity                                606,018   411,979
                                                 ----------  --------
                                                 $1,076,088  $784,132
                                                 ==========  ========


    CONTACT: Esterline Technologies
             Brian Keogh, 425-453-9400